                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1


                            Alaska Air Group, Inc.
                        ------------------------------
                               (Name of Issuer)


                         Common Stock, $1.00 par value
                        ------------------------------
                        (Title of Class of Securities)


                                   011659109
                        ------------------------------
                                (CUSIP Number)


          Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                         (Continued on following pages)

                               Page 1 of 5 Pages

- ---------
CUSIP NO.
011659109
- ---------

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Goldman, Sachs & Co.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

                  0

        6  SHARED VOTING POWER

                  409,217

        7  SOLE DISPOSITIVE POWER

                  0

        8  SHARED DISPOSITIVE POWER

                  409,217

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        409,217

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.0%

12 TYPE OF REPORTING PERSON

        BD-PN-IA

                               Page 2 of 5 Pages

- ---------
CUSIP NO.
011659109
- ---------

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Goldman Sachs Group, L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

                  0

        6  SHARED VOTING POWER

                  409,217

        7  SOLE DISPOSITIVE POWER

                  0

        8  SHARED DISPOSITIVE POWER

                  409,217

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        409,217

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.0%

12 TYPE OF REPORTING PERSON

        HC-PN

                               Page 3 of 5 Pages

Item 4.  Ownership.

         (a). Amount beneficially owned:
              See the responses(s) to Item 9 on the attached cover page(s).

         (b). Percent of class:
              See the response(s) to Item 11 on the attached cover page(s).

         (c). Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:
                     See the response(s) to Item 5 on the attached cover page(s).

              (ii) Shared power to vote or direct the vote:
                     See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                     See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                     See the response(s) to Item 8 on the attached cover page(s).

Item 5.  Ownership of Five Percent or Less of a Class.

                   April 4, 1996

Item 10. Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 9, 1996


                                    THE GOLDMAN SACHS GROUP, L.P.

                                    By:/s/ David L. Henle
                                       ------------------
                                    Name:  David L. Henle
                                    Title: General Partner


                                    GOLDMAN, SACHS & CO.

                                    By:/s/ David L. Henle
                                       ------------------
                                    Name:  David L. Henle
                                    Title: General Partner

                               Page 5 of 5 Pages